Exhibit 10.14

Free English Translation

AGREEMENT FOR THE ENDORSEMENT OF BANK CREDIT NOTES WITHOUT CO-OBLIGATION (“CCBs”)

BANCO ORIGINAL S.A., a financial institution registered with the CNPJ under No. 92.894.922/0001-08, headquartered at Rua Porto União, No. 295, Brooklin, São Paulo/SP, Postal Code (CEP) 04568-020 (“Original”); and

PICPAY BANK - BANCO MÚLTIPLO S.A., a financial institution registered with the CNPJ under No. 09.516.419/0001-75, headquartered at Avenida Manuel Bandeira, No. 291, Condomínio Atlas Office Park, Block B, 3rd floor, Vila Leopoldina, São Paulo/SP, Postal Code (CEP) 05317-020 (“PicPay Bank”);

Original and PicPay Bank are jointly referred to as “Parties” or each of them, indistinctly, as a “Party”

WHEREAS:

(i)	Original and PicPay Bank are financial institutions duly authorized to operate by the Central Bank, and may carry out credit, financing, and investment transactions, operating in the Brazilian financial market and in the consumer credit segment, including payment processing activities;

(ii)	Original wishes to endorse to PicPay Bank the bank credit notes issued in its Personal Loan transactions with Guarantee of Fiduciary Assignment of FGTS Birthday Withdrawal, including all rights and obligations related thereto (“CCBs”);

(iii)	PicPay Bank wishes to acquire these CCBs for consideration, without co- obligation, along with all rights and obligations related to the CCBs; and

(iv)	the Parties wish to establish the terms and conditions that will govern the endorsements of the CCBs by Original to PicPay Bank.

NOW, THEREFORE, the Parties resolve to enter into this Agreement for the Endorsement of CCBs Without Co-Obligation (“Agreement”), which shall be governed by the following clauses and conditions:

1. Subject Matter. Original promises to especially endorse and transfer to PicPay Bank, and PicPay Bank promises to acquire and receive, under the terms of Brazilian exchange legislation (in particular Federal Law No. 10.931/2004 and Exhibit I of Federal Decree No. 57.663/1966), the CCBs determined at the discretion of the Parties and listed in each Endorsement Instrument (as defined below) to be entered into between Original and PicPay Bank, on a definitive, irrevocable, and irreversible basis, without right of recourse and without co-obligation.

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2. Endorsement. The special endorsement of the CCBs by Original to PicPay Bank will be carried out by means of the signing of the respective formalized endorsement agreement, at the periodicity agreed upon between the Parties, in accordance with the form contained in Exhibit I to this Agreement ("Endorsement Instrument").

2.1. PicPay Bank is responsible for verifying whether the CCBs can be acquired under the terms of their organization documents, regulations, and acquisition policies. PicPay Bank will not have any joint liability or right of recourse against Original, except in cases of proven fault or fraud on the part of Original.

2.2. The transfer of the CCBs will be considered formalized on the date of payment of the Endorsement Price (as defined below), regardless of any additional measure or notices (“Acquisition and Payment Date”).

2.3. After the Acquisition and Payment Date, Original will make the following information available to PicPay Bank, upon request and always observing the legislation on banking secrecy and protection of personal data:

(i) each CCB issued from characters created on a computer or equivalent electronic means, which includes the debtor's signature/formal acceptance; and

(ii) information and copies of debtor documents supporting the CCBs, including debtor identity documents (identity card (RG) or driver’s license (CNH) for individuals; organization documents and proof of powers for legal entities), income and/or revenue information and address and other reasonably necessary documents and/or information that are in the debtor's registration with Original, exclusively for the purpose of collecting the debts represented by the CCBs or to allow the regular exercise of rights by PicPay Bank in judicial, administrative, or arbitration proceedings.

3. Price. For acquisition of the CCBs, PicPay Bank will pay Original within the term and in the manner duly agreed upon between the Parties, as defined in each Endorsement Instrument (“Endorsement Price”), whereby:

(i) “Net Amount” corresponds to the total outstanding balance of the portfolio on the endorsement date;

(ii) “Original Compensation” refers to the compensation agreed between the Parties, as defined in each Endorsement Instrument.

3.1. Upon confirmation of payment of the Endorsement Price, PicPay Bank will become the sole and legitimate holder of the endorsed CCBs (“Endorsed CCBs”).

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4. Settlement. Payments of installments and amortizations of the Endorsed CCBs will be directed directly to Original by the FGTS operating agent (“Operating Agent”).

4.1. Original is responsible for carrying out, on the same day of receipt of the amounts paid by the Operating Agent, the reconciliation and transfer to PicPay Bank (“Transfer Date”), including amounts received from the Operating Agent related to early settlements by debtors or releases of guarantees due to retirement, death, illness, or legal determination, according to the Guidance Manual for Financial Institutions for the Use of FGTS Birthday Withdrawal as Collateral in the Assignment or Fiduciary Sale Modality in Credit Transactions.

4.2. The amounts related to the Endorsed CCBs received from the Operating Agent by Original and not transferred to PicPay Bank on the Transfer Date will be subject to late payment interest at the rate of one percent (1%) per month from the Transfer Date until the date of actual transfer by Original to PicPay Bank.

4.3. If, for any reason, the Operating Agent fails to settle the installment amounts directly with Original, PicPay Bank may, at its discretion and by means of authorization or communication to the debtors, enable the payment of installments by means of (i) debiting an account held by the debtor; (ii) depositing into an account; (iii) bank slip; (iv) instant bank transfer (Pix); or (v) any other form of payment authorized by the Central Bank of Brazil provided for in the respective Endorsed CCBs.

4.4. The Parties represent and acknowledge that Original does not retain and will not retain any credit risk directly or indirectly related to the Endorsed CCBs.

5. Representations. Each Party represents and warrants, on this date and on its account, that:

(i) it is a company validly organized and in operation, in accordance with the applicable law and regulations;

(ii) its legal representatives who sign this Agreement have powers of representation and can validly assume the obligations set forth herein;

(iii) this Agreement constitutes a lawful, valid, and enforceable obligation in accordance with its terms, subject to applicable bankruptcy, judicial and extrajudicial reorganization, insolvency, and similar laws that affect creditors' rights in general;

(iv) there is no administrative or judicial action, demand, or proceedings, nor any disputes, doubts and/or challenges of any kind that in any way implies or may imply an impediment to the endorsement of the CCBs;

(v) the execution of this Agreement and the fulfillment of the obligations assumed herein: (a) do not violate any provision contained in its corporate documents or in any agreements of any nature to which it is a party or to which it is bound; (b) do not violate any law, regulation, judicial, administrative or arbitral decision to which it is bound; and (c) do not require consent, action, or authorization of any kind; and

5.1. The Parties shall be liable for any and all losses and damage caused to the other Party arising from the untruthfulness or inaccuracy of the statements made above by them.

6. Termination. This Agreement may be terminated upon the occurrence of any of the following events:

(i) by any of the other Parties, in the event of adjudication of bankruptcy, filing for self-bankruptcy, filing for judicial or extrajudicial reorganization, intervention, extrajudicial liquidation, a special supervisory regime or equivalent event involving any of the Parties and/or their affiliates;

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(ii) by either Party in the event of (a) amendments to existing laws or regulations; (b) the enactment of any relevant law or regulation; or (c) a change in the interpretation, by any court, appellate court, or regulatory authority with competent jurisdiction, of any relevant law or regulation, which renders the performance of the subject matter of this Agreement illegal or excessively burdensome for the affected Party;

(iii) without cause, by either Party, by giving notice of termination to the other Party at least thirty (30) days in advance;

(iv) by any innocent Party, in the event of a breach of obligation by the breaching Party of the Agreement that is not cured within fifteen (15) days from receipt of notice from the innocent Party regarding the breach; or

(v) by any innocent Party, if a statement made in this Agreement or in an Endorsement Instrument by the other Party is found to be materially incomplete and/or incorrect.

6.1. The occurrence of any of the termination events described above will entitle the aggrieved Party to terminate this Agreement without any charge or penalty.

6.2. Upon termination of the Agreement, the Parties shall remain responsible for fulfilling all obligations assumed under this Agreement until full settlement of the Endorsed CCBs, including Original's obligation to transfer any amounts related to the CCBs that it may receive after termination, to sign the respective Endorsement Instruments, and to provide a copy of all CCBs issued, or whenever requested by PicPay Bank.

7. Indemnification. Original will be solely and exclusively liable, including for reimbursing PicPay Bank for any losses and damage, in the event of any of the indemnification events listed below:

(i) the CCBs are nonexistent, invalid, ineffective, voidable and/or unenforceable or contain any defect in their content, accuracy, truthfulness, legitimacy, and correct formalization that invalidates them or makes their judicial or extrajudicial collection impossible;

(ii) if Original fails to transfer to PicPay Bank amounts received in relation to the Endorsed CCBs; and

(iii) if the Endorsed CCBs have been the subject of any prior endorsements, transfers, or assignments.

8. Term. This Agreement shall be effective for an indefinite term from this date.

9. Confidentiality and Protection of Personal Data. The Parties agree to grant confidential treatment to the information contained in this Agreement, which is not in the public domain, and other information that may be disclosed as a result of this Agreement, so that such information is not disclosed and/or revealed to third parties, except when required by applicable law or regulation or judicial or administrative decision.

9.1. The duty of confidentiality referred to in this clause shall not apply to the use, by PicPay Bank, of information considered confidential for performance of this Agreement.

9.2. The duty of confidentiality stipulated in this clause shall remain in effect after termination of this Agreement for a term of two (2) years.

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9.3. The Parties agree and acknowledge that the processing of Personal Data in the performance of this agreement will be carried out in accordance with applicable Brazilian legislation, including Law No. 12.965/14 (“Civil Framework for the Internet”), Decree No. 8.771/16 (Regulatory Decree of the Civil Framework for the Internet), Law No. 8.078/90 (Consumer Code), and Law No. 13.709/18 (General Personal Data Protection Law), and each Party is responsible for any misuse of such Personal Data that it makes in violation of the Legislation.

9.4. The performance of the Agreement presupposes the independent processing and consequent sharing of Personal Data between the Parties. The Parties undertake, in relation to the Personal Data Processing activities carried out in the context of the Agreement, to:

9.4.1. Process Personal Data in accordance with all applicable Data Protection Laws and Regulations, including those that come into force after execution hereof, ensuring, in particular, that all Processing is duly justified under one of the legal bases established by the LGPD (Brazilian General Data Protection Law).

9.4.2. Process only the Personal Data necessary for performance of the Agreement, except in cases where the Processing is necessary for compliance with legal or regulatory obligations to which the Parties are subject.

9.4.3. If either Party has access, in the context of the Agreement, to Personal Data that it considers excessive or unnecessary for performance of the Agreement, it must immediately notify the other Party and destroy such Personal Data.

9.4.4. If either Party carries out any Processing activity that is not related to the performance of the Agreement, this Processing activity will occur outside the context of this Agreement. The Party carrying out this Processing will be considered the sole Controller in relation to the activity, and the other Party will be free from any obligation or liability arising therefrom.

9.4.5. Cooperate mutually to ensure the proper fulfillment of obligations related to the exercise of the rights of Data Subjects as provided for in the LGPD and also to respond to any requests from Supervisory Authorities, within the limits of their activities.

9.5. The Parties shall cooperate with each other, within the limits of their respective activities, in fulfilling obligations related to the exercise of the rights of Personal Data Subjects, in accordance with Data Protection Laws and Regulations.

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9.5.1. The Parties shall:

a)	Notify the other Party immediately upon receiving a request from a Data Subject related to any Processing activity carried out in the context of the Agreement;

b)	Refrain from responding to any Data Subject request related to Personal Data shared by the other Party, unless that other Party has expressed, in writing, agreement with the content of the response to be provided to the Data Subject, except in cases where the response time is less than 48 hours, in accordance with Data Protection Laws and Regulations.

9.6. When the Parties identify the occurrence of a Security Incident that may cause significant harm to the Data Subject, in accordance with the LGPD and any regulations that may be issued by the National Data Protection Authority, they must notify the other Party in writing immediately. The notice, to be sent within twenty-four (24) hours of becoming aware of the incident, considering the ANPD's recommended reporting period of two (2) business days, must contain sufficient information (at least a description of what happened, date, cause, possible impacts on Personal Data Subjects, mitigation actions taken, and next steps) so that the other Party can comply with any requirements imposed by Data Protection Laws and Regulations.

9.7. The Parties represent to be aware of and agree that all Personal Data processed as a result of the performance of this Agreement will remain the property of the individuals to whom they refer. Nothing in this Agreement, including the sharing of Personal Data by one Party to the other, will be considered an assignment or transfer of the respective database, the ownership of which will remain exclusively with the Party that originally transferred it to the other Party.

10. Combating Corruption and Ethical and Moral Conduct. The Parties mutually, irrevocably and irreversibly represent and warrant that their directors, managers, employees, service providers, including their subcontractors and agents:

(i) fully comply with the national or international regulations, laws, and normative provisions to which they are subject, which aim to combat corruption, bribery, and practices that harm the Government, especially Law No. 12.846 of August 1st, 2013 and Decree No. 11.129 of July 11, 2022;

(ii) do not engage in any irregular or illegal conduct or any act that may directly or indirectly benefit each other or any of the companies within their respective economic conglomerates, contrary to applicable laws in Brazil or abroad;

(iii) will not, during the term of this Agreement or in the performance of any activity related thereto, make any payment, offer, promise, directly or indirectly, to any (municipal, state or federal) public official that seeks to induce such official to use their influence with the government and/or any agency, company, political party, autonomous government entity or public department for the purpose of obtaining improper business advantages for itself or the other Party;

(iv) shall immediately report to each other any information that may indicate that there has been any action, payment, offer, promise, directly or indirectly, to any public official with the objective described above, so that the Party that becomes aware that any of its respective agents or employees has failed to comply with the premises and obligations agreed above shall spontaneously report the fact to the other Party, so that, together, they may develop and execute an action plan to (a) remove the employee or agent immediately; (b) prevent such acts from recurring; and (c) ensure that the Agreement can remain in force, safeguarding the right of the notified Party to terminate the Agreement immediately regardless of the other Party's consent;

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(v) they, their members, officers, agents, attorneys-in-fact, managers, partners, employees, advisors, or representatives have not been convicted, found guilty, or indicted for any wrongdoing involving fraud, corruption, or moral/ethical turpitude, and none of these persons have been listed by government agencies as excluded, suspended, or otherwise disqualified from government procurement programs, or in any way mentioned in publicly reported acts involving them in the promotion or facilitation of illicit or obscure business dealings, or in the practice of acts that cause commercial and/or reputational discredit to the other Party; and

(vi) will maintain their books and/or Digital Accounting Records (ECD), accounting records, and documents with sufficient detail and accuracy to clearly and unequivocally reflect the transactions and funds related to the subject matter of this Agreement.

10.1. Should either Party become involved in investigations or administrative or judicial proceedings for the practice of corruption, bribery and/or acts detrimental to the Government during the performance of this Agreement or related thereto, the Party causing the situation undertakes to assume the respective burden, including presenting documents and information that may assist the other Party in its defense.

10.2. For purposes of this clause, there will be no breach of contract when the involvement of either Party in a situation related to the practice of corruption, bribery and/or acts harmful to the Government is notorious and publicly known at the time of the execution of this Agreement.

10.3. The Parties further warrant that:

(i) they do not use illegal labor, and undertake not to use practices of forced labor, or child labor, except for legal exceptions, whether directly or indirectly, through their respective suppliers of products and services;

(ii) do not employ minors under eighteen (18) years of age, including minor apprentices, in places that are detrimental to their education, physical, mental, moral, and social development, as well as in dangerous or unhealthy places and services, at times that do not allow school attendance and also at night;

(iv) do not use practices of negative discrimination, and restrictive to access to or maintenance of employment, such as, but not limited to, grounds of: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation, or pregnancy status;

(v) undertake to protect and preserve the environment, as well as to prevent and eradicate practices harmful to the environment, performing their services in accordance with the applicable law regarding the National Environmental Policy and Environmental Crimes, as well as legal, regulatory, and administrative acts relating to the environmental and related areas, emanating from the federal, state, and municipal spheres; and

(vi) do not engage in practices related to activities that involve criminal profiting from prostitution or sexual exploitation of vulnerable individuals.

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10.4. The parties represent that they have their own Codes of Ethics, and undertake to observe and ensure that their respective employees respect such documents.

10.5. The duties set forth in this clause extend to the shareholders, members, directors, managers, employees, and service providers, including subcontractors and agents of each Party.

11. General Provisions. Without prejudice to the other provisions, the following conditions also apply to this Agreement:

(i) Entire Agreement. This Agreement constitutes the sole and entire agreement between the Parties, superseding all other documents, letters, memoranda, or proposals exchanged between the Parties, as well as any oral understandings between them, prior to this date.

(ii) Assignment. The rights and obligations arising from this Agreement may neither be assigned nor transferred to third parties by either Party, in whole or in part, without the prior authorization of the other Party, except in the case of assignment and/or transfer by one Party to companies within its conglomerate.

(iii) Succession. This Agreement is entered into on an irrevocable and irreversible basis, binding the Parties and their successors, in any capacity.

(iv) Amendment. Any modification, alteration, or amendment to this Agreement shall only be valid if made in writing and signed by both Parties.

(v) Exhibits. All Endorsement Instruments entered into under this Agreement and all exhibits to this Agreement shall form an integral and inseparable part of this Agreement for all purposes.

(vi) Tolerance. Any tolerance by either Party of any breach or procedure other than the stipulations contained in this Agreement by the other Party shall not constitute novation and/or waiver of any of its rights, under the terms of the law or this Agreement.

(vii) Invalidity of Clause. If any clause, condition, or provision of this Agreement is declared null or unenforceable, which nullity or unenforceability shall not affect the other clauses, conditions, or provisions contained herein, which shall remain in full force and effect.

(viii) Enforceable Instrument. This Agreement shall have the force of an enforceable under the law, including for the collection of obligations to perform and penalties set forth in this Agreement.

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12. Notices. All notices, authorizations, consents, and any other communications relating to this Agreement: (a) must be in writing; (b) must be delivered personally, with confirmation of receipt, or must be sent by any means that provides proof of its content and date of sending, including, without limitation, via email with confirmation of receipt; and (c) must be sent to the recipients at the addresses indicated in this clause, or, if the recipient indicates another address, it must be sent to that address. Notices will be deemed served on the day they are received. Notices must be delivered to the persons and addresses indicated in the identifications of the preamble of this Agreement and, for electronic notices, to the email addresses below.

If to Original:	If to PicPay Bank:
To the attention of: Simão Luiz Kovalsk Email: simao.kovalski@original.com.br	To the attention of: Thiago Colletti Email: thiago.colletti@picpay.com

13. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil. The Parties elect the central court of the city of São Paulo/SP, waiving any other, however privileged it may be, to settle any disputes arising from this Agreement.

14. Electronic Signature. The Parties sign this Agreement electronically and expressly acknowledge this means as valid, legitimate, and effective, pursuant to article 219 of the Civil Code and paragraph 2 of article 10 of Provisional Measure 2.200-2/2001, regardless of the use of certificates issued under the ICP-Brasil standard.

IN WITNESS WHEREOF, the Parties sign this Agreement, together with the undersigned witnesses.

São Paulo, April 10, 2024.

/s/ Luiz Antonio Fernandes Caldas Morone	/s/ Simão Luiz Kovalski	/s/ Fernando Abe Ohara	/s/ Francisco José Pereira Terra
Luiz Antonio Fernandes Caldas Morone	Simão Luiz Kovalski	Fernando Abe Ohara	Francisco José Pereira Terra

ORIGINAL BANK S.A.	PICPAY BANK - BANCO MÚLTIPLO S.A.

Witnesses:

/s/ Caroline Esposito Alves Schiavolin	/s/ Thiago Altafin Colletti
Name: Caroline Esposito Alves Schiavolin Taxpayer Card (CPF): 330.371.978-03	Name: Thiago Altafin Colletti Taxpayer Card (CPF): 278.587.188-00

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EXHIBIT I

FORM OF ENDORSEMENT INSTRUMENT

ENDORSEMENT INSTRUMENT WITHOUT CO-OBLIGATION

ENDORSER: BANCO ORIGINAL S.A., a financial institution registered with the CNPJ under No. 92.894.922/0001-08, headquartered at Rua Porto União, No. 295, Brooklin, São Paulo/SP, Postal Code (CEP) 04568-020, hereby endorses, by this endorsement instrument (“Endorsement Instrument”), by means of a special endorsement without co-obligation, in favor of:

ENDORSEE: PICPAY BANK - BANCO MÚLTIPLO S.A., a financial institution, registered with the CNPJ under No. 09.516.419/0001-75, headquartered at Avenida Manuel Bandeira, No. 291, Condomínio Atlas Office Park, Bloco B, 3rd floor, Vila Leopoldina, São Paulo/SP, Postal Code (CEP) 05317-020;

the Bank Credit Notes described in Exhibit I to this Endorsement Instrument (“CCBs”), including their respective rights, guarantees. and obligations, under the conditions described below:

Total Endorsement Price = Net Amount + Original Compensation

Total Endorsement Price: [●]

Net Amount: [●]

Original Compensation: [●]

This Endorsement Instrument covers all rights and obligations arising from the CCBs, including (i) all ancillary rights, such as interest, fees and late payment charges, adjustment for inflation, (ii) all claims, actions, and prerogatives relating to the CCBs, and (iii) any and all security interests or personal guarantees, linked to the CCBs, and the Endorsee shall become the creditor of the CCBs for all purposes of art. 29, paragraph 1 of Law 10.931/04.

Upon receiving the CCB hereby endorsed, the Endorsee expressly represents and acknowledges that: (i) it is fully aware of all the terms and conditions of the CCBs; (ii) the Endorser is not responsible for payment of the debt arising from the CCBs if the issuers and/or their possible guarantors fail to do so, and the Endorsee may seek reimbursement only from the issuer and, as the case may be, from the guarantor, as well as through the possible foreclosure on other guarantees provided for in the CCB; (iii) it is its sole responsibility to collect, in and out of court, any credits relating to the CCBs that are paid on their respective due dates, should this be the case, unless otherwise expressly agreed in writing between the Parties; (iv) it has carried out the necessary credit and risk analysis for the credit transaction that resulted in the issuance and acquisition of the CCBs; and (v) whenever requested by the Endorser at any time until the final settlement of each CCB, it will inform the Endorser of the status of installments paid, overdue and coming due, the updated outstanding balance of the debt arising from the CCBs and will provide the documents that demonstrate the ownership of any third-party creditor of the CCB, if applicable.

The Endorser represents that (i) there was no event of default within the scope of the CCB; (ii) it is not responsible for the solvency of the CCB issuers, their joint and several debtors and guarantors; (iii) it is not jointly liable and there is nothing in the CCB and in this Endorsement Instrument that implies co-obligation of the Endorser; and (iv) it will transfer the amounts received from the FGTS Operating Agent, under the terms of the CCB Endorsement Instrument Without Co-Obligation entered into between the Parties on April 10, 2024.

The Parties elect the jurisdiction of the Judicial District of São Paulo/SP to resolve any dispute arising from this Endorsement Instrument.

IN WITNESS WHEREOF, the Parties execute this Endorsement Instrument by means of electronic signature in as many copies as there are Parties involved, each Party receiving an electronic copy and having a printed copy available upon their electronic signature, if requested, for collection at the headquarters of Original or another location agreed upon by the Parties. The Parties further represent to be aware of and agree to the electronic signature method used in the formalization of this instrument, recognizing them as valid for all legal purposes and effects, pursuant to article 10, paragraph 2 of Provisional Measure 2.200/2001 or any rule that may replace it.

São Paulo, [date].

BANCO ORIGINAL S.A.	PICPAY BANK - BANCO MÚLTIPLO S.A.

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DETAILED BREAKDOWN OF ENDORSED AGREEMENTS

1. List of Endorsed Agreements. The Parties agree that PicPay Bank will maintain in its internal network file storage system the file containing the details of the agreements endorsed by Original to PicPay Bank, including the name and CPF of the debtors, CCB numbers and contracting date, as specified in each CCB (“List of Assigned Agreements”).

2. File description. The file containing the List of Endorsed Agreements includes:

(i) file title: [●]

(ii) total number of CCBs endorsed to PicPay Bank: [●]

(iii) total number of CPFs: [●]

(iv) file storage location: [●]

(v) file format: [●]

(vi) file creation date: [●]

3. Responsibility for file storage. PicPay Bank will be responsible for retaining and maintaining all necessary documents in accordance with applicable laws and regulations for the term required by law.

3.1. PicPay Bank ensures that the information contained in the file is protected against unauthorized access and against any alterations, edits, or new recordings.

4. File storage period. The List of Endorsed Agreements will be stored for a minimum term of ten (10) years from the date of signature of each Endorsement Instrument or as required by applicable laws and regulations.

5. Access to information. The Parties agree to provide access to the relevant regulatory authorities, as needed, during the storage period of the List of Endorsed Agreements.

6. Disposal procedures. After the retention period expires and there are no additional legal requirements for maintaining the documents, PicPay Bank may properly dispose of the documents.

7. Confidentiality and security. The Parties agree to maintain the confidentiality and security of the stored List of Endorsed Agreements, adopting necessary measures to protect against unauthorized access or disclosure.

8. Amendments to the Law. In the event of amendments to the law that affect document storage requirements, the Parties agree to renegotiate the terms of the Agreement and its exhibits to ensure continued compliance.

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